Exhibit 99.01

Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM REPORTS FIRST QUARTER FINANCIAL RESULTS

AND PROVIDES BUSINESS AND CLINICAL UPDATE

ROCKVILLE, Maryland, May 9, 2012 – Neuralstem, Inc. (NYSE Amex: CUR) today reported its financial results for the three months ended March 31, 2012 and provided a business and clinical update.

“In the first Quarter of 2012, we entered the final cohort of our Phase I clinical trial in ALS at Emory University Hospital. We are encouraged with the recent approval by the FDA to amend the trial protocol to bring back previously transplanted patients for additional dosing. These patients, who have each received ten lumbar injections earlier in the trial, may now receive an additional five cervical injections. These three patients in our ALS Phase I trial will become the first patients to receive neural stem cell injections up the full length of the spinal cord,” said Karl Johe, PhD, chairman of the board and chief scientific officer of Neuralstem, Inc. “These patients are currently 15 to 17 months out from their original surgeries, so we are further encouraged by the fact that their disease progression has been slow enough that they can still be considered for these additional cervical injections. These segments of the spinal cord control breathing, and we believe that multiple injections in the cervical region may be the most effective way to help ALS patients. In order to be eligible, these three patients must meet the same inclusion criteria as new patients into the trial both before and at the time of surgery.”

Dr. Johe continued, “This year will also see the start and finish of our neuroregenerative small molecule NSI-189 Phase Ib trial to treat major depressive disorder. This is a novel orally active drug that stimulates new neuron growth in the hippocampus which we believe can help patients with major depressive disorder. We are finalizing the preparations for the first of three cohorts of eight patients each that are scheduled to demonstrate the safety of escalating doses of daily administration of NSI-189 during a 28-day cycle. Dr. Maurizio Fava of Harvard University and Massachusetts General helped to design the trial and we thank him for his efforts.

“Internationally, we expect to commence a combined Phase I/II/III clinical trial for chronic motor disorders from stroke at BaYi Brain Hospital in Beijing through our wholly owned subsidiary, Neuralstem China later in the year. We are currently engaged in test runs at our facility in Suzhou, China where we will manufacture the neural stem cells for the trial,” concluded Dr. Johe.

Neuralstem’s President and CEO Richard Garr added, “This New Year has seen us actively engaged in licensing discussions for our proprietary surgical device, invented by our ALS surgeon, Dr. Nicholas M. Boulis, with both the industry and Academia. We believe it will be the industry standard for such intraspinal procedures.

“We continue to work with our partner Sumitomo’s Summit Pharmaceuticals International Corporation with the goal of licensing NSI-189 to a Japanese pharmaceutical company for development of the Japanese market this year,” Mr. Garr continued. “We also continue to see strong interest in co-development opportunities for our preclinical library of additional patented novel neuroregenerative compounds. The company is committed to finding the right partner to move these preclinical compounds forward.”

Clinical Program and Business Highlights

Cellular Therapy: Phase I Clinical Trial in ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease) at Emory University Hospital

• In March, the company reported the successful transplantation in February of patient 14, the second patient to receive neural stem cells directly into the gray matter of the spinal cord in the cervical (upper back) region. Patient 15 was successfully transplanted in April, concluding the cohort and advancing this phase of the trial to its final cohort..

• In March, it was reported that safety results from the first 12 ALS Phase I trial patients were reported online in the peer-reviewed publication, STEM CELLS: “Lumbar Intraspinal Injection of Neural Stem Cells in Patients with ALS: Results of a Phase I Trial in 12 Patients.” The authors of the published paper are: J.D. Glass, N.M. Boulis, K. Johe, S.B. Rutkove, T. Federici, M. Polak, C. Kelly, and E.L. Feldman.

Corporate News

• In March, Neuralstem’s President and CEO, Richard Garr, presented a business overview and update on the company’s ongoing clinical trials at the 6th Annual BIO Europe Spring Conference 2012 in Amsterdam, The Netherlands.

• In February, the company announced the closing of a registered direct placement of 5,200,000 shares of common stock at a price of $1.00 per share, and 5,200,000 warrants each with an exercise price of $1.02 per share and exercisable starting six months from the issuance date for a term of five years. The company received net proceeds of approximately $4,922,000, which were stated to be used for general corporate purposes, including ongoing U.S. clinical trials. T.R. Winston & Company, LLC acted as the exclusive placement agent for the offering.

• In February, Neuralstem’s Chairman and Chief Scientific Officer, Karl Johe, PhD presented an update on the company’s ALS trial and took part in a panel discussion on “Adult Stem Cells -Neurological Indications” at the Cell Society 2nd Annual Meeting 2012 in Coronado.

• In February, Mr. Garr presented a business overview and an update on the company’s ongoing clinical trials in both its cell therapy and pharmaceutical divisions at the14th Annual BIO CEO & Investor Conference 2012 in New York City.

• In January, Mr. Garr presented an update on the ongoing ALS and NSI-189/MDD clinical trials at the 2012 Biotech Showcase in San Francisco.

• Subsequent events: On May 4, Dr. Johe presented at the Fourth International Spinal Cord Injury Treatments and Trials Symposium, in Xi'an, China. Dr. Johe reviewed the readiness of Neuralstem's cells to enter clinical trials in China, as well as provided an overview of the U.S. clinical programs in ALS and in spinal cord injury.

First Quarter Financial Results

For the first quarter of 2012, the Company reported a net loss of $2,452,781 or $0.05 per share, compared with a net loss of $3,101,802 or $0.07 per share, for the comparable period in 2011. The decrease in net loss was primarily due to a reduction of non-cash stock based compensation expense of approximately $779,000, a reduction in legal fees of approximately $265,000 and recognition of approximately $156,000 in revenue partially offset by gains recognized in the first quarter of 2011 of approximately $250,000 related to a legal settlement and $162,000 related to the change in the fair value of warrant obligations.

Total cash and cash equivalents were $5,144,136 at March 31, 2012, compared with $8,546,424 at March 31, 2011.  The decrease in our cash and cash equivalents of approximately $3,402,000 or approximately 40%, was primarily due to cash used in operations partially offset by a registered direct financing in February 2012 that resulted in net proceeds of approximately $4,922,000.

We used $2,100,611 and $2,288,448 of cash in our operating activities for the three months ended March 31, 2012 and 2011, respectively.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder (MDD).  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011.

# # #

Neuralstem, Inc.

Unaudited Condensed Balance Sheets

	March 31,	December 31,
	2012	2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,144,136	$2,352,013
Prepaid expenses	404,604	430,356
Billed and unbilled receivables	234,375	234,375

Total current assets	5,783,115	3,016,744

Property and equipment, net	266,409	292,193
Patent filing fees, net	721,452	701,846
Other assets	75,394	75,394

Total assets	$6,846,370	$4,086,177

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,654,592	$1,843,684
Accrued bonus expense	657,466	582,675

Total current liabilities	2,312,058	2,426,359

Total liabilities	2,312,058	2,426,359

STOCKHOLDERS' EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-

Common stock, $0.01 par value; 150 million shares authorized, 54,062,118 and 48,682,118 shares outstanding in 2012 and 2011 respectively	540,621	486,821
Additional paid-in capital	104,919,130	99,645,655
Accumulated deficit	(100,925,439)	(98,472,658)
Total stockholders' equity	4,534,312	1,659,818

Total liabilities and stockholders' equity	$6,846,370	$4,086,177

Neuralstem, Inc.

Unaudited Condensed Statements of Operations

	Three Months Ended March 31,
	2012	2011

Revenues	$156,250	$-

Operating expenses:

Research and development costs	1,422,364	1,738,728

General and administrative expenses	1,162,156	1,772,482

Depreciation and amortization	34,946	25,293
Total operating expenses	2,619,466	3,536,503
Operating loss	(2,463,216)	(3,536,503)

Nonoperating income (expense):
Litigation settlement	2,573	250,000
Interest income	8,715	22,892
Interest expense	(853)	-

change in fair value adjustment of warrant obligations	-	161,809

Total other income(expense)	10,435	434,701

Net loss	$(2,452,781)	$(3,101,802)

Net loss per share - basic and diluted	$(0.05)	$(0.07)

Weighted average common shares outstanding - basic and diluted	51,433,217	47,692,878